EXHIBIT 5.1


                                                                 May 29, 1998

Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina  27604

         RE:               REGISTRATION STATEMENT ON FORM S-8
                           3,500,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE AMENDED AND RESTATED 1994 STOCK OPTION PLAN

Ladies and Gentlemen:

         In connection with the possible offering and sale from time to time of up to 3,500,000 shares of the common stock, $0.01 par value per share (the "Shares"), of Highwoods Properties, Inc. (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on June ___, 1998 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

         We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and
(2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     ALSTON & BIRD LLP




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